Exhibit 99.1  Press Release dated June 30, 2009

Citizens First Corporation Names
M. Todd Kanipe President & CEO

FOR IMMEDIATE RELEASE

Bowling Green, Kentucky – June 30, 2009 – Citizens First Corporation (NASDAQ: CZFC), the parent company of Citizens First Bank, Inc. of Bowling Green, has appointed M. Todd Kanipe President and Chief Executive Officer.  Kanipe, 41, served as the company’s and the bank’s interim President and CEO since April 22.

Kanipe has over 17 years of banking experience.  He joined Citizens First in 1999 as Vice President and Trust Relationship Manager.  In 2004, he was named Executive Vice President, Credit Administration of the company and the bank.  Kanipe also served as Executive Vice President, Finance from January 2008 to September 2008.  Prior to joining Citizens First, Kanipe was a Senior Relationship Manager with Trans Financial Bank.

Jack Sheidler, Chairman of the Citizens First Board of Directors, said, “After a thorough search, the Board has chosen Todd to lead Citizens First and to work with the Board of Directors on properly positioning the company to thrive in the months ahead. Todd has the experience, the vision and the energy to be a great leader for the company.  I am confident that Citizens First Corporation and Citizens First Bank will grow and thrive under his leadership.”

Kanipe is a graduate of Western Kentucky University where he earned a BS in Finance and a minor in Economics.  He is a graduate of the Cannon Personal Trust School and the Kentucky Schools of Banking and Commercial Lending.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The company currently has eleven offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study. Readers of this release are cautioned not to put undue reliance on forward-looking statements.